EXHIBIT 10.1

(Convenience Translation)

AMENDMENT AGREEMENT NO. 1

TO THE

AMD FAB 36 MANAGEMENT SERVICES AGREEMENT

dated 31 October 2003

between

AMD SAXONY LIMITED LIABILITY COMPANY & CO. KG,

AMD FAB 36 LIMITED LIABILITY COMPANY & CO. KG,

AMD FAB 36 HOLDING GMBH

and

ADVANCED MICRO DEVICES, INC.

This AMENDMENT AGREEMENT NO. 1 TO THE AMD FAB 36 MANAGEMENT SERVICES AGREEMENT DATED 31 Oktober 2003 is made between

1.	AMD Saxony Limited Liability Company & Co. KG, Wilschdorfer Landstraße 101, 01109 Dresden

- hereinafter referred to as “AMD Saxony” -

and

2.	AMD Fab 36 Limited Liability Company & Co. KG, Wilschdorfer Landstraße 101, 01109 Dresden

- hereinafter referred to as “AMD Fab 36” -

and

3.	AMD Fab 36 Holding GmbH, Wilschdorfer Landstraße 101, 01109 Dresden

- hereinafter referred to as “AMD Fab 36 Holding” -

and

4.	Advanced Micro Devices, Inc., One AMD Place, Sunnyvale, CA 94088, USA

- hereinafter referred to as “AMD Inc.” -

RECITALS

WHEREAS, AMD Saxony, AMD Fab 36, AMD Fab 36 Holding and AMD Inc. are parties to the AMD Fab 36 Management Services Agreement dated 31 October 2003 (the “AMD Fab 36 Management Services Agreement”);

WHEREAS, the parties now wish to amend the AMD Fab 36 Management Services Agreement, particularly with respect to the payment mechanics;

NOW, THEREFORE, in consideration of the above, the parties hereto agree as follows:

ARTICLE I

Amendments to the AMD Fab 36 Management Services Agreement

The AMD Fab 36 Management Services Agreement shall be amended as marked in the appendix attached hereto.

ARTICLE II

Miscellaneous

Section 2.01. This agreement is governed by the law of the Federal Republic of Germany. Application of the UN Convention on Contracts for the International Sale of Goods of 11 April 1980 is expressly excluded.

Section 2.02.

a) The parties shall endeavor to reach an amicable settlement of any dispute arising out of or in connection with this agreement and its implementation, including any question regarding its existence, validity, termination or its performance, or in connection with arrangements regarding the performance of this agreement.

b) If any party declares that a reasonable attempt at amicable settlement of a dispute mentioned in sub-section a) has failed, such dispute shall be finally resolved by arbitration, to the exclusion of the courts of regular jurisdiction, under the Rules of Arbitration (Schiedsgerichtsordnung) of the German Arbitration Board (“Deutsche Institution für Schiedsgerichtswesen e.V.”) , by three arbitrators. The place of arbitration shall be Dresden, Germany. The German Code of Civil Procedure shall apply where the Rules of Arbitration are silent.

c) The language to be used in the arbitration proceedings shall be German and all documents written in a language other than German shall be translated into the German language for the arbitration proceedings, unless otherwise decided by the parties to the arbitration proceedings.

d) The arbitral awards shall be substantiated in writing. The arbitration tribunal shall decide on the matter of costs of the arbitration and on the allocation of expenditure among the respective parties to the arbitration proceedings.

Section 2.03. The German version of this agreement shall be controlling.

Section 2.04. No modifications or amendments to this agreement shall be binding unless in writing. This requirement of written form may only be waived in writing.

Section 2.05. If present or future terms of this agreement are invalid or unenforceable in whole or in part or lose their validity or enforceability at a later date, this shall not affect the validity of the remaining provisions hereof. The same shall apply insofar as it transpires that there is a gap in this agreement. The invalid or unenforceable provision shall be replaced, or the gap filled, by a reasonable provision which, to the extent legally permissible, comes closest to what the contracting parties intended or would have intended in accordance with the meaning and purpose of this agreement, had they considered the point upon conclusion hereof. This also applies if the invalidity of a provision results from a degree of performance standardized hereunder (set period, date); in such cases a legally permissible degree of performance or time (set period, date), coming as close as possible to the intentions, shall replace what was agreed.

Section 2.06. In case of disputes arising among the parties hereto due to Sections 2.04 and 2.05 above, the arbitration tribunal (Section 2.02) shall be entitled to determine with binding force the provision which is to apply thereunder.

Section 2.07. All terms and conditions of the AMD Fab 36 Management Services Agreement other than those amended pursuant to Article I hereof shall remain unchanged.

Section 2.08. This agreement shall take effect as of 1 January 2006.

[Signature page to follow]

2

Dresden, September 25, 2006

/s/ Faina Medzonsky
Advanced Micro Devices, Inc.

/s/ Hans R. Deppe
AMD Saxony Limited Liability Company & Co. KG

/s/ Hollis O’Brien
AMD Fab 36 Limited Liability Company & Co. KG

/s/ Thomas M. McCoy
AMD Fab 36 Holding GmbH

3

Appendix

Management Service Agreement

between

1.	AMD Saxony Limited Liability Company & Co. KG, Wilschdorfer Landstraße 101, 01109 Dresden

- hereinafter referred to as “AMD Saxony” -

and

2.	AMD Fab 36 Limited Liability Company & Co. KG, Wilschdorfer Landstraße 101, 01109 Dresden

- hereinafter referred to as “AMD Fab 36” -

and

3.	AMD Fab 36 Holding GmbH, Wilschdorfer Landstraße 101, 01109 Dresden

- hereinafter referred to as “AMD Fab 36 Holding” -

and

4.	Advanced Micro Devices, Inc., One AMD Place, Sunnyvale, CA 94088, USA

- hereinafter referred to as “AMD Inc.” -

RECITALS

WHEREAS, Fab 36 Beteiligungs GmbH & Co. KG (“M+W”) and the Free State of Saxony have entered into a Cooperation Agreement pursuant to which a new factory (“Fab 36”) for the production of wafers (“Wafer” means a 300 mm silicon wafer on which integrated circuits particularly for microprocessors are manufactured) is to be erected and operated in Dresden. In addition to the production of Wafers, own research and development to a considerable extent is to be conducted in the new factory in order to develop technology for the manufacture of semiconductors up to industrial production stage. The factory will be operated by AMD Fab 36. The initial partners of AMD Fab 36 were AMD Fab 36 Holding, as limited partner, and AMD Fab 36 LLC, as general partner holding no share in the capital of the partnership; meanwhile as further partners of AMD Fab 36 have been added M+W, Leipziger Messe GmbH, both additionally also as silent partners, AMD Fab 36 Admin GmbH, as well as a German limited liability company be appointed by Leipziger Messe GmbH (LM Beteiligungsgesellschaft mbH), the latter as a further general partner holding no share in the capital of the partnership. AMD Inc. is the sole shareholder of AMD Fab 36 Holding and of AMD Fab 36 LLC.

WHEREAS, AMD Fab 36 Holding and AMD Fab 36, as well as AMD Fab 36 Holding and AMD Inc., have each entered into cost reimbursement agreements which, as amended, supplemented or otherwise modified from time to time, in the former case are referred to as the “AMD Fab 36 Cost Plus Reimbursement Agreement”) and in the latter case as the “AMD Fab 36 Holding Cost Plus Reimbursement Agreement”. According to the AMD Fab 36 Cost Reimbursement Agreement, AMD Fab 36 agrees to manufacture Wafers in its factory and to sell such Wafers to AMD Fab 36 Holding and AMD Fab 36 Holding agrees to purchase such Wafers from AMD Fab 36. According to the AMD Fab 36 Holding Cost Plus Reimbursement Agreement, AMD Fab 36 Holding agrees to sell to AMD Inc. and AMD Inc. agrees to purchase from AMD Fab 36 Holding 100% of all Wafers which AMD Fab 36 Holding purchases from AMD Fab 36 under the AMD Fab 36 Cost Plus Reimbursement Agreement.

WHEREAS, AMD Fab 36 and AMD Inc. have executed a Buy-In Agreement attached hereto as Appendix dated as of 31 October 2003 with respect to the start-up costs incurred prior to the effective date of this Agreement which shall be borne by AMD Fab 36.

WHEREAS, AMD Fab 36 is now interested in obtaining certain technical and administrative services related to Fab 36.

NOW THEREFORE, based on the aforesaid contractual situation, the parties hereto hereby agree as follows:

§ 1 TECHNICAL AND ADMINISTRATIVE SERVICES

1.1	AMD Saxony and AMD Inc. hereby agree to render to AMD Fab 36 such services and support (the “Services”) which are reasonably necessary to build up research and development there as well as for the erection and operation of the factory of AMD Fab 36 in accordance with the overall project plan and the operative business plan and its further development. AMD Saxony or, as the case may be, AMD Inc. shall use Services and support of their affiliated enterprises, insofar as legally possible. The Services in support of Fab 36 shall particularly, but not conclusively, be rendered in the following areas:

(a)	the development of the infrastructure for Fab 36 (traffic access, water supply, energy supply, telecommunication, and other logistic issues);

(b)	awarding of contracts, as well as supervision and controlling of the construction work for Fab 36, including negotiations with contractors, preparation of contracts, compliance with regulatory matters, negotiations with and use of consultants for construction and other activities in support of the site and construction;

(c)	planning and engineering for Fab 36, supply, materials and personnel logistics, warehousing and quality control;

(d)	call for bids and awarding of contracts, as well as procurement of equipment, automation systems, materials, assets, supplies and other support;

(e)	establishing research and development, production, design, and administrative data systems processing capability and upkeep, including communications capability;

(f)	recruiting, relocation and training of personnel, salaries and other benefits, travel, and other personnel-related matters;

(g)	finance, banking, legal, taxation, customs, duties and other similar matters to the extent legally permissible;

(h)	general administrative, space usage and procurement and other infrastructure support matters.

The parties can define the Services agreed upon in Section 1.1 in more detail from time to time.

1.2	Services according to Section 1.1 above shall be provided only as may be considered necessary in the reasonable judgment of AMD Fab 36 to enable AMD Fab 36 to take up the operation of the factory in Dresden and to conduct research and development there in order to produce and further develop Wafers on an efficient basis. In this respect, the parties hereto endeavor, without hereby assuming a legal obligation, that the production can be started in early 2006.

1.3	Insofar as AMD Saxony or, as the case may be, AMD Inc. are not able to perform the Services themselves or through affiliated entities, but only through third parties, AMD Saxony or, as the case may be, AMD Inc. shall at their own discretion be entitled, but not obligated to procure them either in their own name or in the name of AMD Fab 36. If they commission third parties in their own name, all claims against such third party shall be assigned to AMD Fab 36 and concurrently therewith AMD Saxony or, as the case may be, AMD Inc. shall be indemnified by AMD Fab 36 against any such claims of the third party. AMD Fab 36 hereby grants individual power of attorney to each AMD Saxony and AMD Inc. to commission third parties on behalf of AMD Fab 36. AMD Saxony and AMD Inc. each shall not be liable for the diligent selection of the third party (except for intent and gross negligence) and shall not be liable for advisory or other services to be rendered by the third party. The terms of the AMD Fab 36 Cost Plus Reimbursement Agreement remain unaffected.

1.4	AMD Fab 36 may cancel any Services provided hereunder upon two Business Days’ (as defined below) notice provided that AMD Fab 36 shall remain liable to compensate AMD Saxony, or AMD Inc., as the case may be, for the costs and expenses in providing the relevant Services to the date of cancellation. For purposes of this Agreement, “Business Day” means any day of the year on which banks are open for the purpose of conducting a commercial banking business in San Francisco, and when used with reference to payment in any currency, on which dealings are carried out in the London interbank market with respect to such currency.

1.5

AMD Inc. assumes an independent guaranty pursuant to § 311 (1) BGB (German Civil Code) and warrants that AMD Fab 36 will receive all Services according to Section 1.1 which are reasonably necessary to erect the factory and to enable and further develop the production as well as research and development. The sole legal consequence of this no-fault warranty shall be that AMD Fab 36 Holding, insofar as the AMD Fab 36 Cost Plus Reimbursement Agreement is concerned, cannot invoke bad performance or non-performance by AMD Fab 36, and that AMD Inc., insofar as the AMD Fab 36 Holding Cost Reimbursement Agreement is concerned, cannot invoke bad performance or non-performance by AMD Fab 36 Holding; there shall be no other legal consequences under this warranty.

1.6	AMD Fab 36 may decide at its free discretion whether to accept or refuse any consulting provided under this Agreement. AMD Inc. and AMD Saxony shall not be entitled to give any directions to AMD Fab 36 under this Agreement.

§ 2 CONSIDERATION

2.1	Amount to be compensated. AMD Fab 36 shall compensate AMD Saxony or AMD Inc., as the case may be, on a monthly basis in an amount equal to the costs incurred by AMD Saxony or AMD Inc., as the case may be, and any reasonable related expenses (including without limitation salaries and other costs for AMD Saxony or, as the case may be, AMD Inc. employees) and expenses, plus a markup of 5% on such costs and expenses (above all, travel expenses) plus value added and/or sales taxes, if applicable, at the prevailing rate. Expenses in this sense shall mean services of third parties to AMD Inc. or AMD Saxony, as the case may be, other than those owed as principal Services according to Section 1.1 hereof.

Insofar as the costs were incurred by AMD Saxony or, as the case may be, AMD Inc. for the compensation of third-party Services, such costs (insofar as they represent expenses in the sense of the preceding paragraph) shall be passed through to AMD Fab 36 without the mark up stated in the preceding paragraph. Likewise, payments made by AMD Saxony or, as the case may be, AMD Inc. to third parties for the purchase of assets, materials or other objects the purchase of which AMD Fab 36 requests and which are ultimately intended for use by Fab 36 shall be charged on to Fab 36 without markup.

Arbitrator. If and insofar as AMD Fab 36 considers to be inadequate the remuneration for the Services rendered directly by AMD Saxony or, as the case may be, AMD Inc. and if the Parties cannot agree on the amount of remuneration, the Parties will make efforts to promptly agree on an arbitrator and instruct same in the name of all parties to establish the adequacy of the remuneration with final and binding effect on the Parties within the framework of the positions taken by the parties. The Parties shall be given reasonable opportunity to state their positions in writing as well as in the course of one or more hearings before the arbitrator. The arbitrator shall provide reasons for his decision. In his decision, the arbitrator shall also decide on the distribution of costs of the arbitration based on who wins and who loses the dispute (§§ 91 et seqq. German Code of Civil Procedure), although each Party shall bear the costs of its own advisors. The factual findings of the arbitrator shall be final and binding on the Parties. If the Parties have not agreed on an arbitrator within 10 bank working days, on the request of any one Party the President of the Dresden OLG (Higher Regional Court) shall, with binding effect for the Parties, nominate an expert or consultancy company as arbitrator. The arbitrator must not have, and not have had within the past five (5) years, any business relations with any Party or a company affiliated with it in the sense of § 15 AktG (German Stock Corporations Act).

2.2	Invoices. Each of AMD Saxony and AMD Inc. shall provide, on a monthly basis, statements of account to AMD Fab 36 detailing the Services rendered and specifying the costs incurred within the meaning of Section 2.1.

2.3	Payments to AMD Saxony. All invoices that are delivered to AMD Fab 36 by AMD Saxony shall be paid by AMD Fab 36 in cash within thirty days from its receipt of the relevant invoice. Payments by AMD Fab 36 shall be made according to AMD Fab 36’s choice in the lawful currency of the Federal Republic of Germany (“Euro”) or in US-Dollar by wire transfer.

2.4	Payments to AMD Inc. (Wire Transfer). All invoices that are issued by AMD Inc. to AMD Fab 36 shall be paid by AMD Fab 36 in cash by the earlier of (i) thirty days from its receipt of the relevant invoice, or (ii) – only with respect to invoices issued for Services rendered prior to the Effective Date (as defined in the AMD Fab 36 Cost Plus Reimbursement Agreement)- ten days after the Effective Date. Payments by AMD Fab 36 shall be made according to AMD Fab 36’s choice in the lawful currency of the Federal Republic of Germany (“Euro”) or in US-Dollar by wire transfer.

2.5	Payments to AMD Inc. (Assignment, Crediting). All payments to be made by AMD Fab 36 to AMD Inc. hereunder for Services rendered after the Effective Date may also be made in the form of credits against amounts owed or to be owed by AMD Fab 36 Holding to AMD Fab 36 under the AMD Fab 36 Cost Plus Reimbursement Agreement, and for this purpose AMD Inc. hereby agrees to assign, upon request by AMD Fab 36, to AMD Fab 36 Holding its entire right, title and interest in compensation for Services hereunder rendered after the Effective Date. In consideration of this assignment, AMD Fab 36 Holding hereby agrees that, promptly upon being credited for any amount by AMD Fab 36 under this Section 2.5, it shall credit AMD Inc. against amounts owed or to be owed by AMD Inc. to AMD Fab 36 Holding under the AMD Fab 36 Holding Cost Plus Reimbursement Agreement.

2.6	Maintenance of books and records. AMD Saxony and AMD Inc. shall keep and maintain, in accordance with generally accepted accounting principles, books and other records with respect to the costs charged by AMD Saxony or AMD Inc., respectively, to AMD Fab 36 under this Agreement.

2.7	No duplication of Article III of the AMD Fab 36 Cost Plus Reimbursement Agreement. The Services provided by AMD Saxony or AMD Inc. hereunder shall not include the assistance and advice provided by or on behalf of AMD Fab 36 Holding to AMD Fab 36 pursuant to Article III of the AMD Fab 36 Cost Plus Reimbursement Agreement. Such assistance and advice will be invoiced according to Article III (4) of the AMD Fab 36 Cost Plus Reimbursement Agreement.

2.8	Audit. AMD Fab 36 shall, upon reasonable written notice to AMD Saxony or AMD Inc., as the case may be, have a right to perform a special audit of AMD Saxony or AMD Inc. by independent outside auditors, at AMD Fab 36’s own cost. The scope of the audit shall be limited to the relevant invoices and supporting documentation for this Agreement.

§ 3 RELATIONSHIP OF THE PARTIES

3.1	The flow of work at AMD Saxony, at AMD Inc. and at AMD Fab 36 shall not be interconnected with respect to personnel, organization or technical aspects.

3.2	AMD Fab 36, AMD Saxony and AMD Inc. may agree whether the employees performing the Services shall temporarily be assigned to AMD Fab 36 or whether they shall remain subject to the AMD Inc.’s / AMD Saxony’s authority to issue instructions. AMD Fab is to decide at its free discretion about the scope and content of the Services to be performed.

3.3	Neither AMD Inc. nor AMD Saxony shall be obligated under this Agreement to set up or maintain a fixed place of business for performance of the Services at the location of AMD Fab 36 or elsewhere in Germany. Nothing in this Agreement shall be interpreted such that AMD Fab 36 or one of its partners is to be considered a representative of AMD Inc.

§ 4 TERM AND TERMINATION

4.1	Effectiveness; Termination

This Agreement shall become effective on the date hereof and shall terminate by ordinary notice of termination given by any of the Parties with three months’ notice, such effective date being the end of any calendar month, however, not before the Termination Date as defined in Section 5.1 of the AMD Fab 36 Cost Plus Reimbursement Agreement or the AMD Fab 36 Holding Cost Plus Reimbursement Agreement.

4.2	In the event AMD Saxony ceases to be a (directly or indirectly) controlled entity (abhängiges Unternehmen) within the meaning of Section 17 para. 2 German Stock Corporation Act (AktG) of AMD Inc., this Agreement shall terminate with respect to AMD Saxony with immediate effect without a separate notice of cancellation being required. The termination shall only take effect for the future. Rights and obligations arising out of circumstances which occurred prior to such termination shall not be affected. This Agreement shall, however, continue to be in full force and effect with respect to AMD Inc., AMD Fab 36 and AMD Fab 36 Holding.

4.3	Survival. The provisions of Section 9 shall survive any termination of this Agreement.

§ 5 ASSIGNMENT

AMD Fab 36 and AMD Saxony shall have the right to assign their respective rights under this Agreement to banks.

§ 6 LIABILITY

The liability and warranty assumed by each of AMD Saxony and AMD Inc. vis-à-vis AMD Fab 36 are determined by the German law on contracts for work and contracts for the provision of services. In providing services hereunder, employees of AMD Saxony and AMD Inc. shall be required to exercise only the same degree of skill and diligence as they would exercise in performing the same or comparable services for AMD Saxony or AMD Inc., as the case may be. The cost reimbursement under the AMD Fab 36 Holding Cost Plus Reimbursement Agreement remains unaffected hereof.

§ 7 WRITTEN FORM

Amendments of and supplements to this Agreement shall be made in written form to be valid. This applies also to a waiver of the written from requirement.

§ 8 SEVERABILITY

8.1	If any provision of this Agreement or a provision later added hereto is or becomes partially or wholly invalid or unenforceable or should later lose its validity or enforceability, or if a gap in this Agreement is ascertained, the validity of the remaining provisions of this Agreement shall not thereby be affected. In the place of the invalid or unenforceable provision or for filling in the gap of a provision, a reasonable provision shall be deemed to have been agreed as, insofar as legally permissible, comes closest to what the Parties had intended or would have intended according to the meaning and purpose of this Agreement had they been aware of this point.

8.2	If the invalidity or unenforceability of any provision is based on a measure of the Service or time agreed therein (deadline or time period), such legally admissible measure shall be deemed agreed which comes closest to the provision.

§ 9 ARBITRATION, APPLICABLE LAW

9.1	If any claim, difference or dispute (each, a “Dispute”) arises out of or in connection with this Agreement and its implementation, including any question regarding its existence, validity, termination or its performance, or in connection with arrangements regarding the performance of this Agreement, the parties affected shall attempt to settle such dispute amicably.

9.2	Except for Disputes on the adequacy of the remuneration for Services, the settlement of which is regulated in Section 2.1, if any party to the Dispute determines that a reasonable attempt at settlement has failed, the Dispute shall be finally resolved by binding arbitration, to the exclusion of ordinary courts, under the Rules of Arbitration (“Schiedsgerichtsordnung”) of the German Arbitration Board (“Deutsche Institution für Schiedsgerichtswesen e.V.”), as amended from time to time, by three arbitrators nominated in accordance with said Rules of Arbitration. The place of arbitration shall be Dresden, Germany. The German Code of Civil Procedure (ZPO) shall apply where the Rules of Arbitration are silent.

9.3	The language to be used in the arbitration proceedings shall be German and all documents written in a language other than German shall be translated to the German language for the arbitration proceedings, unless otherwise decided by the parties to the arbitration proceedings.

9.4	The arbitral award shall be substantiated in writing. The arbitral tribunal shall decide on the matter of costs of the arbitration and on the allocation of expenditure among the respective parties to the arbitration proceedings.

9.5	This Agreement is subject to and governed by the laws of the Federal Republic of Germany. The German version of this Agreement shall be controlling.

Advanced Micro Devices, Inc.

AMD Saxony Limited Liability Company & Co. KG

AMD Fab 36 Limited Liability Company & Co. KG

AMD Fab 36 Holding GmbH